Exhibit 99.1

PDL BioPharma Proposes to Acquire Neos Therapeutics for $10.25 per Share in Cash
- Proposal provides immediate and certain value to Neos shareholders
- Proposal represents a 40% premium to Neos’ October 25 closing price and provides shareholders a substantial premium
- Supports PDL’s specialty pharmaceutical acquisition strategy
INCLINE VILLAGE, NV, October 26, 2017 -- PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI) today announced that it has submitted a proposal to acquire Neos Therapeutics, Inc. (“Neos”) (NASDAQ: NEOS) for $10.25 per share in cash. This all-cash transaction represents a premium of 40% to the closing price of Neos shares on October 25, 2017 and a premium of 41% to Neos’ share price prior to PDL’s initial proposal on June 23, 2017. The PDL proposal is not subject to any financing conditions.
The acquisition of Neos is consistent with PDL’s stated strategy for growth and is a logical next step in the execution of its strategic plan. In particular, the Company believes that this acquisition would create an attractive pediatric platform and foundation for future growth.
Based on its due diligence, PDL’s Board of Directors strongly believes that PDL’s backing and substantial financial resources would greatly augment the performance of the Neos product portfolio and allow more patients to benefit from Neos’ products. PDL has high regard for Neos’ organization and sales force and believes that the addition of PDL’s greater resources will add substantial value to currently marketed treatments over a shorter period of time as well as accelerate the development of additional products.
PDL first approached the Neos Board of Directors in early June of 2017 in an effort to privately negotiate a mutually beneficial transaction. On June 23, 2017, PDL formally proposed to acquire Neos for $10.25 per share, a proposal the Neos Board promptly rejected. PDL notes that three days after Neos’ Board rejected PDL’s proposal, Neos announced a significantly dilutive financing at a substantially lower price, selling shares at a net price of $6.25 per share.
Following Neos’ dilutive financing at $6.25 per share, PDL maintained its $10.25 proposal to the Board, an increase in the total transaction size given the dilution of the financing. As a result of the Board’s recent rejection of PDL’s latest proposal-and in light of the Board’s refusal to negotiate in good faith toward a transaction in the best interests of Neos shareholders-PDL’s Board and management are now making its proposal to the Neos Board public so that Neos shareholders can decide what is in their best interest.
The Neos Board has had approximately four months since PDL’s first proposal, therefore PDL expects the Neos Board to have sufficient information to make its public response to this proposal quickly. The PDL proposal will remain outstanding for a period of fourteen (14) days. The proposal does not create any binding obligation on Neos, PDL or any of their respective affiliates. With appropriate engagement from Neos’ management, PDL is ready to finalize diligence and conclude the transaction within a short time.
PDL currently owns common stock of Neos amounting to less than 5% of Neos’ outstanding shares. If Neos is unable to complete this transaction, PDL reserves the right to sell any and all of these shares at any time.

The full text of PDL’s letter to Neos’ Board of Directors follows:
October 26, 2017

The Board of Directors
NEOS Therapeutics, Inc.
2940 N. Hwy 360
Suite 400
Grand Prairie, TX 75050

Dear Directors:

Today we are reconfirming our proposal to purchase all of the outstanding common shares of Neos Therapeutics, Inc. (“Neos”) for a cash purchase price of $10.25 per share (assuming a year end cash balance of $45 million). We continue to believe our proposal represents substantial value to your shareholders, which is an approximately 40% premium to the closing price of $7.30 on October 25, 2017.

Considering the importance of the proposed transaction to shareholders of both companies, we issued a press release and made public a copy of this letter. We believe Neos shareholders should not be denied the opportunity to consider our all-cash proposal of $10.25 per share.

Sincerely,

John P. McLaughlin
PDL BioPharma, Inc.
Chief Executive Officer

About PDL BioPharma, Inc.
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which nine are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL's equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.
NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's assets or business, are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact:
Peter Garcia
Vice President and CFO
775.832.8505

Media Contacts:
Abernathy MacGregor
Chuck Burgess or Ina McGuinness
212.371.5999 or 213.630.6550